Exhibit 10.1

August 28, 2008

Jean F.H.P. Mandeville

Chief Financial Officer

Global Crossing Limited

200 Park Avenue

Florham Park, NJ 07932

Dear Jean:

On May 19, 2008, you indicated your decision to resign from your employment with Global Crossing Limited and its subsidiaries (together, “Global Crossing”) in connection with the relocation of your family to Belgium. This is to confirm that we have agreed to postpone the effective date of your resignation until September 30, 2008 (the “Effective Date”). This letter memorializes the terms of your continued employment until the Effective Date.

Prior to the Effective Date, all the current terms of your employment (including title, salary, reporting relationship, governing law and jurisdiction, etc.) will remain unchanged, except as follows:

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You may, in your discretion, make Belgium your principal place of residence, so long as you use reasonable efforts to make yourself available in the U.S. or elsewhere to the extent necessary for the performance of your duties.

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While you are resident in Belgium, Global Crossing will cease all tax- and benefits-related withholdings from your paychecks, other than U.S. social security tax withholding. Global Crossing will provide you with the information you require to file a Belgian income tax return for 2008. Although it is our understanding that the amount of your U.S. social security tax withholdings will not constitute taxable income under Belgium law, we recommend that you consult with a Belgian tax professional for definitive advice regarding such treatment.

•	Global Crossing will make arrangements for private medical health insurance coverage in Belgium for you and your family through the Effective Date.

•	You will receive a special one-time cash bonus in the amount of $55,000, payable promptly after the date hereof.

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Unless your employment is terminated prior to the Effective Date by Global Crossing for “Cause” or by you without “Good Reason” (as such quoted terms are defined in the Global Crossing Limited Key Management Protection Plan), you will receive a payment in an amount equal to 75% of the 2008 annual bonus that you would have been entitled to receive had your employment continued on the current terms through the date on which the 2008 bonus is paid to other Global Crossing senior executives (the “Bonus Payment Date”). Such payment shall be made on or about the Bonus Payment Date and shall be in such form (currently expected to be unrestricted shares of Global Crossing Limited common stock) as shall be used to make 2008 bonus payments to other senior executives.

By countersigning below, you hereby acknowledge and agree that you are voluntarily terminating your employment from Global Crossing effective on the Effective Date and that you release and discharge Global Crossing, its affiliates and shareholders and their successors and assigns, as well as all officers, directors, agents and employees of all of the foregoing (collectively, “Releasees”), from any and all claims and liabilities of any kind or nature whatsoever, which you or your agents, executors, heirs, or assigns may have at the time of and after giving effect to your termination of employment, whether known or unknown. This release includes, but is not limited to, the following: any action or cause of action asserted or which could have been asserted under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, all state statutes related to discrimination, the Employee Retirement Income Security Act or the Americans With Disabilities Act; claims for wrongful discharge, unjust dismissal, or constructive discharge, including any claim for benefits under the Global Crossing Limited Key Management Protection Plan; claims for breach of any alleged oral, written or implied contract of employment; claims for salary or severance payments provided by the law of any applicable jurisdiction; claims for benefits (other than a claim that Global Crossing or Global Crossing’s pension or other retirement plan has failed to pay the benefits indicated in any benefit projection or benefit statement given to you nearest in time to the Effective Date, provided that you shall not be entitled to receive a benefit not otherwise provided by such pension or other retirement plan); claims for attorney’s fees; and any other claims under any federal, state, local or foreign statute, law, rule or regulation related to employment or benefit matters. Without limiting the effectiveness of the foregoing, you agree that your right to receive any payment or benefit under this letter is conditioned on your executing any instrument reasonably requested by Global Crossing to carry out the intent and purpose of the above.

Notwithstanding anything to the contrary set forth herein, it is expressly acknowledged and agreed that you are not hereby releasing:

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Any rights to indemnification from Global Crossing in accordance with the articles of incorporation, bye-laws or other constituent documents of Global Crossing Limited and/or any subsidiary thereof, to the extent (i) such indemnification is permitted by applicable law and (ii) such rights relate to actions, suits, or proceedings brought against you by third parties based actions taken, or failed to be taken, by you in your capacity as an officer, director, member of a board-appointed committee, or employee of any such entity; and

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on Any rights you may have against the insurers under the directors’ and officers’ liability insurance policies maintained by Global Crossing from time to time; provided that Global Crossing makes no representation or warranty as to the availability or adequacy of any such insurance or the willingness or ability of the insurers to make payments thereon.

It is specifically acknowledged and agreed that the foregoing exceptions do not create any rights in your favor but rather preserve certain of your rights to the extent that such rights already exist, have not been waived, and have not otherwise been extinguished.

If the foregoing correctly sets forth our mutual understanding, please countersign where indicated below. And thank you, once again, for agreeing to stay with Global Crossing for this transition period.

Yours truly,

/s/ Neil Barua
Neil Barua
Chief Administrative Officer

AGREED AND ACCEPTED:

/s/ Jean F.H.P. Mandeville
Jean F.H.P. Mandeville